NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A Common Stock, Units, each consisting of one share of Class A Common Stock and one Redeemable Warrant, and Warrants, Redeemable Warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, of Zalatoris Acquisition Corp. (the "Company") from listing and registration on the Exchange on September 17, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company's Securities are no longer suitable for listing pursuant to Section 802.02 of the NYSE Listed Company Manual because the Company was unable to demonstrate that it had regained compliance with the requirement to maintain a minimum of 300 public stockholders as required by Section 802.01B of the NYSE Listed Company Manual by the end of the maximum 18-month compliance plan period. On August 19, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on August 19, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on August 19, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.